Calculation of Filing Fee Tables
S-8
CNA FINANCIAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $2.50 per share	457(a)	5,000,000	$ 44.28	$ 221,400,000.00	0.0001381	$ 30,575.34
Total Offering Amounts:						$ 221,400,000.00		$ 30,575.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 30,575.34
Offering Note
[1]	(a) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the CNA Financial Corporation Incentive Compensation Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change. (b) Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $44.28 per share represents the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 6, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources